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                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


Filed by the Registrant                              [ ]
Filed by a party other than the Registrant           [X]


  Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [ ]  Definitive Proxy Statement
    [X]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant  to Section 240.14a-12

                         MORTON'S RESTAURANT GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)

                            BFMA HOLDING CORPORATION
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    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X]  No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

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         (2)  Aggregate number of securities to which transaction applies:

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         (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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          (4)  Proposed maximum aggregate value of transaction:

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          (5)  Total fee paid:
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     [ ]  Fee paid previously with preliminary materials:

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     [ ]  Check box if any part of the fee is offset as provided by
          Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount Previously Paid:

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          (2)  Form, Schedule or Registration Statement No.:

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          (3)  Filing Party:

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          (4)  Date Filed:

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                            BFMA HOLDING CORPORATION
                         50 EAST SAMPLE ROAD, SUITE 400
                          POMPANO BEACH, FLORIDA 33064
                              PHONE: (800) 675-6115

FOR IMMEDIATE RELEASE:

CONTACT:

         Michael Brinn                         Richard Bloom
         Innisfree M&A Incorporated            BFMA Holding Corporation
         501 Madison Avenue                    c/o Marietta Corporation
         20th Floor                            37 Huntington Street
         New York, New York 10022              Cortland, New York 13045
         Call: (212) 750-8253                  Call: (607) 756-0641

                      ISS RECOMMENDS MORTON'S SHAREHOLDERS
                VOTE TO ELECT BFMA'S DISSIDENT SLATE OF DIRECTORS

     Pompano Beach, Florida - May 7, 2001 - BFMA Holding Corporation announced today that Institutional Shareholder Services (ISS), the nation's leading provider of proxy voting and governance advice to major institutional investors, has recommended that shareholders of Morton's Restaurant Group, Inc. (NYSE:MRG) vote FOR BFMA's dissident slate of nominees at Morton's annual meeting on May 10, 2001. Last week, BFMA made a fully-financed offer to purchase Morton's for $28.25 per share in cash.

     The ISS recommendation stated: "To ensure that the company will consider a sale in an expedient and fair manner to all shareholders, ISS believes that shareholders should support the dissident slate of nominees." In reaching its conclusion, the ISS report stated, "The critical issue to consider is whether or not management will seriously consider the dissidents' offer or any other offer for the company in a manner befitting the best interests of shareholders. Under BFMA's bid, shareholders would receive at least $28.25 per share, which represents an adequate premium over the company's stock price if the company initiated a process to sell the company. It is indisputable that the board cannot ignore the strategic alternative of selling the company as a means to maximize shareholder value." The ISS report continued, "Given the company's lack of liquidity in its shares, the unimpressive stock performance based on three-year total shareholder returns and the increased competition in the restaurant industry, ISS believes that a potential sale of the company should seriously be considered by the board."

     The ISS report continued, "Given BFMA's bid, we believe that shareholders should be given the opportunity to evaluate the board's process in evaluating the bid, a possible sale of the company, and the subsequent outcome of the process." The ISS report further stated the ISS' belief that "the [BFMA] dissidents have a single goal: to maximize shareholder value by exploring a sale of the company to BFMA or the highest bidder."

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         ISS issued its report after considering the facts and holding discussions with Tom Baldwin, Morton's CFO, and Mark Weingarten, Morton's General Counsel, and with Barry W. Florescue, the principal of BFMA, and his representatives.

         Mr. Florescue commented that "It is clear that ISS saw the real economic and corporate governance issues in this situation and was not distracted by the campaign of misinformation and character attacks in which Morton's management has engaged. BFMA is committed to paying no less than $28.25 per share and is willing to consider offering a higher price if Morton's management and board are able to demonstrate value not apparent in the publicly available information."

(End)


                              SECURITIES LAW LEGEND

         A PROXY STATEMENT DATED APRIL 26, 2001, AS AMENDED MAY 4, 2001, DESCRIBING BFMA'S SOLICITATION OF PROXIES TO ELECT CLASS 3 DIRECTORS WAS PREPARED AND MAILED TO ALL SHAREHOLDERS. YOU SHOULD READ THE PROXY STATEMENT AND THE AMENDMENT TO OBTAIN INFORMATION ABOUT BFMA HOLDING CORPORATION, ITS OFFICERS AND DIRECTORS, INCLUDING RICHARD A. BLOOM, LOGAN D. DELANY, JR., AND CHARLES W. MIERSCH. A COPY OF THE PROXY STATEMENT, THE AMENDMENT AND OTHER RELATED DOCUMENTS PREPARED BY OR ON BEHALF OF BFMA AND FILED WITH THE SEC ARE AVAILABLE FOR FREE, EITHER AT THE WEB SITE OF THE SEC (http://www.sec.gov) OR FROM BFMA
BY WRITING TO: BFMA HOLDING CORPORATION, 50 EAST SAMPLE ROAD, POMPANO
BEACH, FL 33064, ATTENTION: SECRETARY.